FOR IMMEDIATE RELEASE

CONTACT:	Joseph N. Jaffoni, Richard Land
Scott D. Schweinfurth	Jaffoni & Collins Incorporated
Chief Financial Officer	212/835-8500 or wms@jcir.com
WMS Industries Inc.
847/785-3760 or sschweinfurth@wmsgaming.com

WMS INDUSTRIES SECOND QUARTER DILUTED EARNINGS PER SHARE
RISE 92% TO $0.23 ON 21% INCREASE IN REVENUES TO $113.4 MILLION

- Record Second Quarter Revenues Driven By 17% Increase in Average Selling Price
and Continued Growth in Gaming Operations Footprint as
Jackpot Party® Progressive™ Installed Base Approaches 1,000 Units -

Waukegan, Illinois, January 31, 2006 - WMS Industries Inc. (NYSE:WMS) today reported net income of $8.0 million, or $0.23 per diluted share, which includes a charge attributable to share-based payments under SFAS 123R of $0.06 per diluted share for the Company’s second quarter ended December 31, 2005, compared to net income of $3.9 million, or $0.12 per diluted share, in the December 2004 quarter which included a charge attributable to share-based payments of $0.01 per diluted share. WMS reported a 92% increase in diluted earnings per share based on a 21% increase in revenue compared to the same period in fiscal 2005 as revenues for the December 2005 quarter rose $19.4 million to a record $113.4 million compared to total revenues of $94.0 million in the December 2004 quarter.

Reflecting growing revenue and operating results driven by the Company’s full line of slot products, WMS also reported significant improvement in quarterly cash flow from operations for the three and six-month periods ended December 2005 compared to the comparable prior year periods. Cash flow provided by operations was $25.4 million and $37.8 million for the three and six month periods ended December 31, 2005, respectively, compared to cash used in operations of $1.6 million and $23.2 million for the three and six month periods ended December 31, 2004, respectively, representing a $61.0 million improvement for the comparative six month periods.

“Over the past two years we’ve introduced a broad range of innovative, high-earning products and the strong market reception to these offerings is reflected in our record second quarter results,” stated Brian R. Gamache, President and CEO of WMS Industries. “WMS achieved significant revenue, EPS and operating cash flow growth in the fiscal 2006 second quarter driven by meaningful increases in average selling prices, and an expansion of our gaming operations footprint with concurrent growth in revenue per day per machine. In addition, fiscal 2006 second quarter results reflected further gross and operating margin improvements resulting from efficiencies being achieved in our manufacturing and procurement areas and reductions in operating expenses as a percentage of revenues.”

Gamache continued, “Our long-term focus on developing great, entertaining games and products that deliver higher earnings for our customers remains fundamental to our top and bottom line growth. Our growth is particularly noteworthy in today’s challenging market environment in North America and we view such growth as a tangible endorsement of our ability to deliver products that squarely meet customers’ needs. In addition, we believe our performance in the current environment suggests that WMS has excellent prospects for continued long-term growth based on expectations for new jurisdictional openings both domestically and internationally.

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WMS Industries Reports Second Quarter Results, 1/31/06	page 2

“In our gaming operations business, our installed base of 6,437 participation units and 823 casino-owned daily fee games at December 31, 2005 puts us well on the way toward achieving our fiscal year-end installed base goal,” continued Gamache. “In aggregate, these 7,260 units represent year-over-year installed base growth of more than 44% and growth of more than 71% over the last six quarters. The rapid success of our Jackpot Party Progressive local-area progressive games resulted in nearly 1,000 units installed at December 31, 2005. In addition, the wide-area and local-area progressive game installed base is 2,107 units or approximately 33% of the participation installed base. The growing footprint of WMS’ progressive offerings helped drive a 46% increase in gaming operations revenues during the second quarter of fiscal 2006 as compared to the corresponding period in the prior year.

“Our overall gross margin increased to 54% as we achieved higher average selling prices, higher revenues per day for participation games and began to realize the benefits of operational efficiencies,” stated Gamache. “The reduction in operating expenses as a percentage of revenues led to more than a 130% increase in our operating margin to approximately 12% for the second quarter of fiscal 2006 compared to the same period in fiscal 2005.

“Looking forward, we expect approvals for our POWERBALL® WAP products late in March,” stated Gamache. “This series of product has the potential to emerge as one of the most popular games on the casino floor and we are pleased that Harrah’s Entertainment will serve as our launch partner, as they have a great customer base and a broad range of properties where they can premier this new product. Harrah’s has committed to a significant footprint as well as marketing dollars to support the product launch and they will receive a 30-day period of exclusivity in a few select markets. Our sales team has been taking orders for POWERBALL for just over a month and we already have open orders for almost 400 gaming machines.”

Gamache concluded, “WMS’ potential for continued growth and further operating leverage is clearly reflected in our level of open orders and improving operating margins. As a result, we anticipate healthy average selling prices and continued growth in the important drivers of our business including unit shipments, the installed base of gaming operations games, revenue per day and operating margins which will drive profitability and cash flow.”

Fiscal 2006 Second Quarter Financial Review
Consistent with industry practice, we now segregate casino-owned daily fee games from our participation games in our gaming operations business. Casino-owned daily fee games represent games where we sell the base gaming machine to the casino at a normal sales price with a normal product sales gross profit, and then earn a lower ongoing recurring fee from leasing the top box and game theme to the casino. A table summarizing the quarter-end installed base of participation and casino-owned daily fee games and growth of the individual components within our participation installed base over the last six quarters is included at the end of this press release.

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WMS Industries Reports Second Quarter Results, 1/31/06	page 3

The following table summarizes the key components related to revenue generation in the three and six-month periods ended December 31, 2005 and 2004 (in millions, except unit and average revenue per day data):

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Product Sales Revenues
New Unit Sales Revenue	$63.9	$57.8	$123.3	$99.1
Parts, Used Games, Conversions and OEM Revenues	13.6	11.6	25.0	23.7
Total Product Sales Revenues	$77.5	$69.4	$148.3	$122.8

New Units Sold	5,483	5,811	10,738	10,031
Average Sales Price Per Unit	$11,648	$9,938	$11,482	$9,877

Gaming Operations Revenues
Participation Revenue	$31.5	$19.9	$61.3	$35.9
Other Gaming Operations Revenues	4.4	4.7	8.2	10.4
Total Gaming Operations Revenues	$35.9	$24.6	$69.5	$46.3

Average Participation Installed Base	6,141	4,581	6,033	4,353
Average Casino-Owned Daily Fee Game Installed Base	794	131	744	84

Installed WAP Games at Period End	1,136	260	1,136	260
Installed LAP Games at Period End	971	-	971	-
Installed Stand-Alone Games at Period End	4,330	4,586	4,330	4,586
Total Installed Participation Base at Period End	6,437	4,846	6,437	4,846
Average Revenue Per Day Per Participation Machine	$55.68	$47.19	$55.24	$44.69
Installed Casino-Owned Daily Fee Games at Period End	823	175	823	175

Total revenues of $113.4 million in the December 2005 quarter reflect increases over the prior year second quarter of $8.1 million, or 12%, in product sales revenues and $11.3 million, or 46%, in gaming operations revenue. The increase in product sales revenues resulted from a 17% increase in the average selling price of new gaming units to $11,648 reflecting increased sales of premium priced product offerings, partially offset by a decline in new unit shipments as expected to 5,483 units due to the impact of Gulf Coast hurricanes and Russian legislative initiatives. Gaming operations revenue growth reflects a 34% increase in the average installed base of participation games during the period to 6,141 units, an 18% increase in the average revenue per day from participation games to $55.68, and an over 500% increase in the average installed base of casino-owned daily fee games.

New units sold in the December 2005 quarter included 756 premium-priced dual screen units and 1,216 units, or 22% of the total second quarter new unit shipments, were to non-North American customers. Product sales revenues for the December 2005 quarter included an increase of $2.0 million, or 17%, in parts, used games, OEM and conversion sales, primarily reflecting a $1.8 million earn-out from a performance-based contract with a lottery commission. We shipped 1,125 OEM units in the second quarter of fiscal 2006 compared to 1,500 units in the second quarter of fiscal 2005. We shipped 912 conversion kits in the December 2005 quarter compared to 1,102 conversion kits in the December 2004 quarter. Used game shipments totaled 3,007 primarily “as-is” units for international markets in the December 2005 quarter compared to 380 units in the December 2004 quarter.

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WMS Industries Reports Second Quarter Results, 1/31/06	page 4

The period end installed base of participation gaming machines grew by 33%, or 1,591 units, to a record 6,437 units at December 31, 2005 from 4,846 units at December 31, 2004. Our wide-area progressive games (“WAP”) and local-area progressive (“LAP”) games now represent approximately 33%, or 2,107 units, of the Company’s total participation installed base at December 31, 2005, up from approximately 5% of the installed base at December 31, 2004.

The average revenue per day for participation games increased 18%, or $8.49 per day, to $55.68 per day compared to the prior year period, reflecting the benefit of more new games in Bluebird® cabinets and the greater percentage of higher earning WAP and LAP games in our installed base. Other gaming operations revenues decreased by $0.3 million, or 6%, reflecting lower royalties from third party licensees. Our casino-owned daily fee games grew 370% to 823 units at December 31, 2005 from 175 units at December 31, 2004 due to high performing games being offered on an attractive pricing model to casinos. We expect to see continued growth in our installed base of these games. The aggregate installed base of gaming operations games at December 31, 2005 excludes 169 participation and casino-owned daily fee games left inoperable by Gulf Coast hurricanes and these games had historically earned a higher daily revenue than the overall installed base.

Our WAP units achieve the highest daily revenue of approximately $100, while our casino-owned daily fee games generate daily revenue of approximately $15 for leasing the game theme and top box, after we have sold the base gaming machine to the customer at a normal selling price. With the upcoming launch of our third WAP series, POWERBALL, we expect the June 2006 quarter will show a greater increase in WAP units than the expected aggregate increase for the first three quarters of fiscal 2006.

Total gross profit increased 33%, or $15.1 million, to $61.3 million for the December 2005 quarter from $46.2 million in the December 2004 quarter. The gross margin on product sales revenues was 43% inclusive of $0.1 million of share-based payment expense for the December 2005 quarter, compared to 38% for the December 2004 quarter. This improvement reflects the benefit of our higher average sales price and the mix of products sold, partially offset by significantly higher sales of lower margin used games and lower sales of higher margin conversion kits. Gross margin from gaming operations was 78% and 80% for the December 2005 and 2004 quarters, respectively, with the December 2005 quarter reflecting a higher mix of lower margin WAP games and a lower amount of high margin royalties earned from licensees. Gaming operations gross margins also benefited from an installed base of almost 1,000 Jackpot Party Progressive units, which, as a WMS brand, incur no royalty expense.

Research and development expenses, inclusive of $0.8 million of share-based payment expense in the December 2005 quarter, decreased $1.3 million, or 10%, to $12.2 million in the December 2005 quarter compared to $13.5 million in the prior year period. The decrease in research and development costs from the December 2004 quarter is due to lower platform approval costs, lower headcount related to our February 2005 reduction in force and the May 2005 realignment of our research and development organization, partially offset by ongoing costs for technology development, higher regulatory approval costs for a greater number of new game themes and higher share-based payment costs due to new accounting rules.

Selling and administrative expenses, inclusive of $2.9 million and $0.5 million of share-based payment expense in 2005 and 2004, respectively, increased $3.6 million, or 19%, to $22.9 million in the December 2005 quarter compared to $19.3 million in the December 2004 quarter. The $3.6 million cost increase was due to higher share-based payment costs of $2.4 million due to new accounting rules and $1.2 million of higher marketing and commission costs based on $19.4 million of higher revenues.

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WMS Industries Reports Second Quarter Results, 1/31/06	page 5

Fiscal 2006 second quarter depreciation and amortization expense increased $4.3 million to $13.0 million from the prior year quarter as our investment in new participation gaming machines in Bluebird cabinets for gaming operations has been at high levels for the past five quarters. The Company invested $15.0 million in gaming operations machines and top boxes in the three months ended December 31, 2005.

We generated $13.2 million in operating income in the fiscal 2006 second quarter, inclusive of $3.8 million of share-based payment expense, compared to operating income of $4.7 million, inclusive of $0.5 million of share-based payment expense in the fiscal 2005 second quarter. The improved operating performance in the fiscal 2006 second quarter resulted from a $15.1 million increase in gross profit and a $1.3 million decline in research and development expenses, partially offset by a $3.6 million increase in selling and administrative expenses, and a $4.3 million increase in depreciation and amortization expense.

We incurred interest and issuance cost amortization expenses of $1.1 million in the December 2005 quarter primarily related to our 2.75% Convertible Notes, and recorded income tax expense of $4.5 million to reflect our slightly revised estimated annual effective tax rate of 35.5%.

WMS adopted SFAS 123R for share-based payments effective July 1, 2005 using the modified prospective method. The aggregate impact of share-based payment expense was $3.8 million pre-tax, or after-tax $0.06 per diluted share, in the December 2005 quarter, including $3.0 million pre-tax related to the required adoption of SFAS 123R, compared to $0.5 million pre-tax, or after-tax $0.01 per diluted share in the December 2004 quarter. Adoption of SFAS 123R also impacted our consolidated balance sheet as we reclassified $11.5 million of Unearned Restricted Stock at June 30, 2005 to Additional Paid-in Capital on July 1, 2005.

Financial Guidance
WMS today initiated revenue guidance of $114 to $119 million for the March 2006 quarter and modified the fiscal 2006 revenue guidance range to $455 to $470 million based on updated underlying metrics. Fiscal 2006 revenue guidance now reflects a reduction of 1,000 new unit sales due to the potential for lower than previously anticipated shipments to the Russian market, partially offset by a higher annual average sales price of $11,250 due to higher average selling prices achieved in the first half of fiscal 2006. WMS shipped over 300 units to Russia in the second quarter of fiscal 2006 and now expects to ship an additional 1,000 units to Russia in the second half of fiscal 2006. Fiscal 2006 revenue guidance is based on current open orders for over 9,600 new gaming devices and CPU-NXT® conversion kits and approximately 1,900 new gaming operations gaming machines and game theme conversions.

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WMS Industries Reports Second Quarter Results, 1/31/06	page 6

The fiscal 2006 guidance is summarized in the following table:

	Updated Fiscal Year 2006 Guidance	Prior Fiscal Year 2006 Guidance	Fiscal Year 2005 Actual

Total Revenues (in millions)	$455 - $470	$460- $480	$388
New Units Shipments	22,500 - 24,000	23,500 - 25,000	22,784
Average Sales Price Per Unit	$11,250 +	$11,000 +	$10,250
Installed Participation Base at Period End	7,200 - 7,300	7,200 - 7,300(1)	5,920
Revenue Per Day Per Participation Machine	$56 - $59	$56 - $59(1)	$48.69
Installed Casino-Owned Daily Fee Games at Period End	900 - 1,000	900 - 1,000(1)	619

(1)
WMS’ prior fiscal year 2006 guidance aggregated participation and casino-owned daily fee games into one line item. In addition, the prior guidance for revenue per day reflected a blended average of participation and casino-owned daily fee games.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Tuesday, January 31, 2006. The conference call numbers are 212/341-7098 or 415/904-7333. To access the live call on the Internet, log on to www.wmsgaming.com (select “Company Info,” then “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wmsgaming.com.

POWERBALL is a trademark of the Multi-State Lottery Association.
Bluebird, CPU-NXT, Jackpot Party and Jackpot Party Progressive are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

Certain prior period balances in the accompanying condensed consolidated financial statements have been reclassified to conform to the current period presentation.

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WMS Industries Reports Second Quarter Results, 1/31/06	page 7

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “seek,” “believe,” “estimate,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a software anomaly or fraudulent manipulation of our gaming machines and software, (6) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (7) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs.

-financial tables follow-

WMS Industries Reports Second Quarter Results, 1/31/06	page 8

WMS INDUSTRIES INC.
Consolidated Statements of Income
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues:
Product Sales	$77.5	$69.4	$148.3	$122.8
Gaming Operations	35.9	24.6	69.5	46.3

Total Revenues	113.4	94.0	217.8	169.1

Costs and Expenses:
Cost of Product Sales	44.1	42.8	85.6	74.6
Cost of Gaming Operations	8.0	5.0	16.5	9.6
Research and Development	12.2	13.5	23.8	25.6
Selling and Administrative	22.9	19.3	42.2	34.9
Depreciation and Amortization	13.0	8.7	26.5	15.5

Total Costs and Expenses	100.2	89.3	194.6	160.2

Operating Income	13.2	4.7	23.2	8.9
Interest Expense and Other Income, Net	(0.7)	0.8	(1.3)	0.4

Income Before Income Taxes	12.5	5.5	21.9	9.3
Provision for Income Taxes	4.5	1.6	7.8	3.0

Net Income	$8.0	$3.9	$14.1	$6.3

Basic Net Income Per Share of Common Stock	$0.26	$0.13	$0.45	$0.21

Diluted Net Income Per Share of Common Stock
and Common Stock Equivalents	$0.23	$0.12	$0.40	$0.20

Weighted-Average Common Shares:
Basic Common Stock Outstanding	31.3	30.6	31.4	30.4
Diluted Common Stock and Common Stock Equivalents	37.6	37.6	37.8	31.4

- balance sheet data follows -

WMS Industries Reports Second Quarter Results, 1/31/06	page 9

WMS INDUSTRIES INC.
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	June 30,
	2005	2005
	(Unaudited)

Assets
Cash and Cash Equivalents	$43.2	$35.2
Restricted Cash	9.0	3.5
Short-term Investments	—	6.1
	52.2	44.8
Accounts Receivable, Net	88.1	77.0
Notes Receivable, Current Portion	51.9	45.3
Inventories	89.3	104.3
Other Current Assets	37.3	39.7
Total Current Assets	318.8	311.1

Gaming Operations Machines, Net	57.4	54.4
Property, Plant and Equipment, Net	56.2	53.4
Other Assets	58.9	59.5
Total Assets	$491.3	$478.4

Liabilities and Stockholders' Equity
Accounts Payable	$26.3	$31.4
Accrued Liabilities	36.7	37.9
Total Current Liabilities	63.0	69.3

Deferred Licensing Purchase Obligation	4.5	4.7
Deferred Income Tax Liabilities	4.2	4.2
2.75% Convertible Subordinated Notes Due 2010	115.0	115.0

Stockholders' Equity:
Common Stock	16.2	16.2
Additional Paid-in Capital	221.2	225.0
Retained Earnings	78.4	64.3
Unearned Restricted Stock	—	(11.5)
Accumulated Other Comprehensive Income	0.7	0.6
Treasury Stock	(11.9)	(9.4)
Total Stockholders' Equity	304.6	285.2

Total Liabilities and Stockholders' Equity	$491.3	$478.4

- statement of cash flows follows -

WMS Industries Reports Second Quarter Results, 1/31/06	page 10

WMS INDUSTRIES INC.
Condensed Consolidated Statements of Cash Flows
(in millions)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8.0	$3.9	$14.1	$6.3
Adjustments to Reconcile Net Income to
Net Cash Provided (Used) by Operating Activities:
Depreciation and Amortization	13.0	8.7	26.5	15.5
Deferred Income Taxes	4.5	1.6	7.8	3.0
Non-Cash Expenses	4.2	0.9	8.2	1.6
Decrease from Changes in Operating Assets and Liabilities	(4.3)	(16.7)	(18.8)	(49.6)

Net Cash Provided (Used) by Operating Activities	25.4	(1.6)	37.8	(23.2)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Property, Plant and Equipment	(1.7)	(2.7)	(7.1)	(4.2)
Additions to Gaming Operations Machines	(15.0)	(15.5)	(26.9)	(24.3)
Investment and Advances in Other Assets	—	(1.4)	(0.1)	(3.7)
Net Decrease in Short-Term Investments	1.1	9.7	6.1	9.5

Net Cash Used by Investing Activities	(15.6)	(9.9)	(28.0)	(22.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash Received on Exercise of Common Stock Options	0.7	6.2	1.0	6.8
Tax Benefit from Exercise of Stock Options	—	2.6	0.1	2.7
Purchase of Treasury Stock	(3.0)	—	(3.0)	—
Net Cash (Used) Provided by Financing Activities	(2.3)	8.8	(1.9)	9.5

EFFECT OF EXCHANGE RATES ON CASH	(0.1)	0.9	0.1	0.9

Increase (Decrease) in Cash and Cash Equivalents	7.4	(1.8)	8.0	(35.5)
Cash and Cash Equivalents at Beginning of Period	35.8	26.2	35.2	59.9

Cash and Cash Equivalents at End of Period	$43.2	$24.4	$43.2	$24.4

- supplemental data follows -

WMS Industries Reports Second Quarter Results, 1/31/06	page 11

WMS INDUSTRIES INC.
Supplemental Data
(in millions, except per share amounts)

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2005	2004	2005	2004
		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Supplemental Data -
Reconciliation of Earnings Per Share	:
Net Income		$8.0	$3.9	$14.1	$6.3
After Tax Interest Expense and Amortization of
Issuance Cost on Convertible Subordinated Debentures		0.6	0.6	1.2	-

Diluted Earnings (Numerator)		$8.6	$4.5	$15.3	$6.3

Basic Weighted Average Common Shares Outstanding		31.3	30.6	31.4	30.4
Dilutive Effect of Stock Options		0.4	1.1	0.5	0.9
Dilutive Effect of Restricted Common Stock		0.1	0.1	0.1	0.1
Dilutive Effect of Convertible Subordinated Debentures		5.8	5.8	5.8	-

Diluted Common Stock and Common Stock
Equivalents (Denominator)		37.6	37.6	37.8	31.4

Basic Net Income Per Share of Common Stock		$0.26	$0.13	$0.45	$0.21
Diluted Net Income Per Share of Common Stock and
Common Stock Equivalents		$0.23	$0.12	$0.40	$0.20

-gaming operations data follows-

WMS Industries Reports Second Quarter Results, 1/31/06	page 12

WMS INDUSTRIES INC.
Gaming Operations Installed Base Data Table

	Quarter ended
	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2004	2004	2005	2005	2005	2005

Ending Installed Base:
WAP Games	173	260	615	943	1,071	1,136
LAP Games	—	—	—	—	220	971
Stand-Alone Games	4,228	4,586	5,011	4,977	4,747	4,330
Total Participation Games	4,401	4,846	5,626	5,920	6,038	6,437
Average Revenue Per Day Per Participation Machine	$42.19	$47.19	$49.35	$54.33	$54.79	$55.68

Participation Revenue (in Millions)	$16.0	$19.9	$22.6	$27.9	$29.8	$31.5
Casino-Owned Daily Fee Games	85	175	357	619	749	823
Other Gaming Operations Revenue (in Millions)	$5.7	$4.7	$8.6	$4.4	$3.8	$4.4
Total Gaming Operations Revenues (in Millions)	$21.7	$24.6	$31.2	$32.3	$33.6	$35.9

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